Exhibit j

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment Nos. 54 and 56 to the Registration Statement on Form N-1A of Fidelity Advisor Series II: Fidelity Advisor Mortgage Securities Fund, of our report dated December 11, 2000 on the financial statements and financial highlights included in the October 31, 2000 Annual Report to Shareholders of Fidelity Advisor Mortgage Securities Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
June 12, 2001